UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒ Soliciting Materials Pursuant to Section 240.14a-12

FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On August 8, 2014, Mr. Wise issued the following press release:

Terence Bernard Wise Continues to Press Derivative Suit Against Forward Industries' Chairman Frank LaGrange Johnson and Other Directors Acting with him for Breach of Fiduciary and Director Duties

In Response to the Board's Representation that it is not Seeking an Imminent Issuance of Preferred Stock and other Assurances, Wise Withdraws Application for Preliminary Injunction but will Continue to Pursue Derivative Claims Against Chairman Frank La Grange Johnson and other Board Members Acting in Concert with Him for Breach of Duty.

Wise Continues to Warn Board against Taking Further Value-Destroying Action or Interfering with Shareholders' Right to Vote Prior to Contested 2014 Annual Meeting.

SAFFRON WALDEN, Essex, UK, August 8, 2014 – As previously announced, on July 15, 2014, Terence Bernard Wise filed a derivative suit on behalf of Forward Industries, Inc. (NASDAQ:FORD) in the Supreme Court of the State of New York against Frank LaGrange Johnson and affiliated members of Forward's Board of Directors for breach of fiduciary and director duties and seeking a preliminary injunction prohibiting Mr. Johnson and his supporters on the Board from causing Forward to engage in any dilutive or other extraordinary transaction without shareholder approval in advance of the 2014 Annual Meeting.  Mr. Wise continues to aggressively pursue the claims before the Supreme Court, but has today withdrawn his motion for a preliminary injunction. Mr. Wise has taken this decision on the basis of certain representations made by Mr. Johnson and his cohorts, including that there is no imminent plan to issue new preferred shares or otherwise engage in any dilutive or extraordinary transaction in advance of the 2014 Annual Meeting without appropriate approvals.  Mr. Wise has expressly reserved the right to seek injunctive relief in the event that the Board's representations prove to be false and the interests of the Company are again threatened by imminent and improper conduct.

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:
Innisfree M&A Incorporated
Scott Winter, 212-750-5833